EXHIBIT 99.1

News Release

ChoiceOne Reports Second Quarter 2026 Results

Sparta, Michigan – July 24, 2026 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended June 30, 2026.

Highlights

•
ChoiceOne reported net income of $12.5 million, or $0.83 per diluted share, for the second quarter of 2026, and net income of $26.2 million, or $1.74 per diluted share, for the first six months of 2026. Second quarter results included a pre-tax securities loss of approximately $1.9 million, which reduced diluted earnings per share by approximately $0.10, as ChoiceOne repositioned lower-yielding municipal securities to fund loan growth and improve its interest rate profile.
•
Core loans increased $87.1 million, or 11.9% annualized, during the second quarter, reflecting continued organic production and the purchase of approximately $40 million of seasoned, high-quality adjustable-rate residential mortgages.
•
GAAP net interest margin was 3.59% for the second quarter of 2026, compared to 3.63% in the first quarter of 2026 and 3.66% in the second quarter of the prior year, as higher earning asset yields were offset by slightly higher funding costs and lower interest income due to accretion from purchased loans. Deposits, excluding brokered deposits, declined by $55.4 million during the second quarter, primarily reflecting normal seasonal fluctuations in municipal operating balances, while total liquidity and borrowing capacity remained strong.
•
Asset quality remained strong, with annualized net charge-offs of 0.04% of average loans for the second quarter, while nonperforming loans to total loans, excluding loans held for sale, were 1.07% at June 30, 2026.

“ChoiceOne delivered solid second quarter results, highlighted by loan growth, stable credit quality, and continued capital accretion,” said Kelly Potes, Chief Executive Officer. “Our disciplined approach to balance sheet management is improving our earning asset mix and interest rate positioning, while supporting continued momentum through the remainder of 2026.”

ChoiceOne reported net income of $12,463,000 and $26,167,000 for the three and six months ended June 30, 2026, respectively, compared to net income of $13,534,000 and a net loss of $372,000 for the three months and six months ended June 30, 2025, respectively. Diluted earnings per share were $0.83 and $1.74 for the three and six months ended June 30, 2026, compared to diluted earnings per share of $0.90 and diluted loss per share of $0.03 for the three and six months ended June 30, 2025, respectively. Second quarter results included a pre-tax securities loss of approximately $1.9 million, which reduced diluted earnings per share by approximately $0.10, as ChoiceOne repositioned lower-yielding municipal securities to fund loan growth and improve its interest rate profile.

As of June 30, 2026, total assets were $4.5 billion, an increase of $146.6 million compared to June 30, 2025. The growth in total assets is primarily attributed to growth in core loans, securities and warehouse mortgage advances. This growth was partially offset by a reduction in the cash balance of $67.6 million during the twelve months ended June 30, 2026.

Core loans, which exclude held for sale loans and mortgage warehouse advances, increased by $87.1 million or an annualized 11.9% during the second quarter of 2026 and grew by $101.5 million or 3.5% during the twelve months ended June 30, 2026. Of this growth approximately $40.0 million was due to a purchase of seasoned, high quality adjustable rate mortgages from another community bank made during the quarter. Loan interest income increased $703,000 in the second quarter of 2026 compared to the first quarter of 2026 and decreased $187,000 compared to the second quarter of 2025. The decrease from the second quarter of 2025 is partially due to a decline in interest income due to accretion from purchased loans during the second quarter of 2026 compared to the second quarter of 2025. Interest income due to accretion from purchased loans was approximately $2.4 million during the second quarter of 2026 compared to $3.5 million for the three months ended June 30, 2025. Interest income due to accretion from purchased loans increased GAAP net interest margin by 24 and 36 basis points in the second quarter of 2026 and the second quarter of 2025, respectively. Of the amount recognized in the second quarter of 2026, $2.0 million was calculated using the effective interest rate method of amortization, while the remaining $433,000 resulted from unexpected payoffs and paydowns of loans with an associated fair value mark. Estimated interest income due to accretion from purchased loans for the remainder of 2026 using the effective interest method of amortization is $3.8 million; however, actual results will be dependent on prepayment speeds and other factors. It is estimated that a total of $48.0 million remains to be recognized as interest income due to accretion from purchased loans over the life of the purchased loans portfolio.

Deposits, excluding brokered deposits, decreased by $55.4 million as of June 30, 2026, compared to March 31, 2026. This decline is largely due to seasonality in municipal deposits as municipal operational balances fluctuate with the timing of tax receipts. Municipal deposits decreased by approximately $95.0 million during the quarter, which is consistent with historical fluctuations. Deposits, excluding brokered deposits, increased by $22.2 million as of June 30, 2026, compared to June 30, 2025. This increase is primarily organic growth in interest bearing and savings accounts offset by a decline in higher interest certificate of deposit accounts. ChoiceOne continues to be proactive in managing its liquidity position by using brokered deposits and short-term FHLB advances to ensure ample liquidity. As of June 30, 2026, the total balance of borrowed funds from the FHLB was $295.0 million at a weighted average rate of 3.80%, with $275.0 million due within 12 months. At June 30, 2026, total available borrowing capacity secured by pledged assets was $1.1 billion. ChoiceOne can increase its borrowing capacity by utilizing unsecured federal fund lines and pledging additional assets. Uninsured deposits totaled $1.2 billion or 33.1% of deposits at June 30, 2026.

In the three months ended June 30, 2026, ChoiceOne's annualized cost of deposits to average total deposits increased four basis points to 1.58% from 1.54% for the three months ended March 31, 2026. The annualized cost of funds increased four basis points to 1.77% for the three months ended June 30, 2026, from 1.73% in the prior quarter, primarily driven by higher rates on interest-bearing demand deposits and savings deposits offset by lower rates on certificates of deposit, borrowings, subordinated debentures, and brokered deposits. The average balance of certificates of deposit declined $14.2 million during the quarter. Interest expense on borrowings increased $58,000 compared to the first quarter of 2026 as average borrowings increased $5.1 million. ChoiceOne’s deposit costs may have slight upward pressure as new and repriced deposits carry rates above the existing portfolio average.

ChoiceOne incurred $550,000 provision for credit losses on loans during the second quarter of 2026, due to the increase in loan balances and $309,000 in net charge offs. The ratio of the allowance for credit losses to total loans (excluding loans held for sale) was 1.16% on June 30, 2026 compared to 1.19% and 1.18% on March 31, 2026 and December 31, 2025, respectively. Asset quality continues to remain strong, with annualized net loan charge-offs to average loans of 0.04% for the second quarter of 2026. Nonperforming loans to total loans (excluding loans held for sale) increased to 1.07% as of June 30, 2026 compared to 1.01% as of March 31, 2026. Notably, 0.49% of the nonperforming loans to total loans (excluding loans held for sale) is attributed to certain purchased loans which were identified prior to acquisition as having credit deterioration. In addition, 30.6% of the nonperforming loans carry partial government guarantees from the SBA or USDA.

At June 30, 2026, shareholders’ equity was $482.7 million, an increase from $431.8 million on June 30, 2025. ChoiceOne repurchased 35,000 shares of stock for a net cost of $1.1 million in the second quarter of 2026 and 75,116 shares [collectively] during the first quarter of 2026 and the fourth quarter of 2025 for a net cost of $2.2 million under our existing share repurchase plan. The repurchase plan has 265,272 shares remaining to purchase as of June 30, 2026. The repurchase of shares reflects our view that our capital position is healthy and the repurchase of shares is in the best interest of our shareholders. ChoiceOne Bank continues to be “well-capitalized,” with a total risk-based capital ratio of 12.9% as of June 30, 2026, compared to 12.4% on June 30, 2025.

Noninterest income for the three months ended June 30, 2026 decreased $1.6 million to $4.9 million compared to $6.5 million for the same period in 2025. The decline was primarily driven by a $1.9 million loss on the sale of securities during the second quarter of 2026, compared to no securities gains or losses in the prior-year period. In late June 2026 ChoiceOne sold approximately $25 million of municipal securities with a tax-equivalent yield of 2.28% for a pre-tax loss of $1.9 million. The sale of securities was undertaken to provide funding for the purchase of adjustable-rate residential mortgages and improve ChoiceOne’s overall interest rate profile. Partially offsetting this decline were increases in customer service charges and interchange income and insurance and investment commissions. Compared to the first quarter of 2026, noninterest income declined $876,000, primarily due to the increase in net losses on sales of securities. Noninterest income for the six months ended June 30, 2026 decreased $671,000, to $10.8 million compared to $11.4 million for the same period in 2025.

Noninterest expense for the three months ended June 30, 2026 increased $545,000, or 2.1%, to $26.1 million compared to $25.5 million for the same period in 2025. The increase was primarily attributable to higher salaries and benefits expense, partially offset by lower intangible amortization expense. Compared to the first quarter of 2026, noninterest expense increased $275,000, reflecting higher salaries and benefits expenses and data processing costs, partially offset by lower occupancy and equipment and intangible amortization expenses. Noninterest expense for the six months ended June 30, 2026 decreased $9.3 million, to $51.8 million compared to $61.2 million for the same period in 2025. The decrease was primarily attributable to the absence of $17.4 million of merger-related expenses incurred during the prior-year period. Excluding merger-related expenses, noninterest expense increased due to higher salaries and benefits, occupancy and equipment, data processing, professional fees, and other operating expenses associated with the Company's growth and integration activities. ChoiceOne expects to open a full service branch and lending office in Troy, MI later in 2026. ChoiceOne currently serves customers throughout Southeast Michigan and expects the Troy office to further support commercial lending and treasury management growth initiatives.

ChoiceOne’s year to date 2026 tax expense was reduced by $400,000 as a result of purchasing a transferable tax credit that will be applied to 2026 income taxes. Management intends to purchase similar sized transferable tax credits in the remainder of 2026 to reduce tax expense.

“As we enter the second half of 2026, we remain focused on disciplined growth, operational efficiency, and prudent capital management,” said Kelly Potes, Chief Executive Officer. “We believe this balanced approach positions ChoiceOne to build on our momentum and create long-term value for our customers, communities, and shareholders.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan, with assets over $4 billion, and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 54 offices in West, Central and Southeast Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website choiceone.bank.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future”, "view" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne does not undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2025 and in any of ChoiceOne’s subsequent SEC filings, which are available on the SEC’s website, www.sec.gov.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release includes certain non-GAAP financial measures. ChoiceOne believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand underlying financial performance and condition and trends of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, non-GAAP measures are used as comparative tools, together with GAAP measures, to assist in the evaluation of operating performance or financial condition. These measures are also calculated using the appropriate GAAP or regulatory components in their entirety and are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in the tables to this press release under the heading non-GAAP reconciliation.

For Further Information:

Adom Greenland

Executive Vice President & CFO

(616) 887 – 2334

IR@ChoiceOne.bank

Condensed Balance Sheets
(Unaudited)

(In thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Cash and cash equivalents	$88,649	$84,218	$156,280
Equity securities, at fair value	9,497	9,425	9,582
Securities Held to Maturity	383,345	384,339	390,457
Securities Available for Sale	555,571	573,531	479,426
Federal Home Loan Bank stock	15,823	18,562	18,562
Federal Reserve Bank stock	12,554	12,554	12,547
Loans held for sale	3,833	9,976	7,639
Mortgage warehouse advances	53,535	51,187	3,033
Core loans	3,019,246	2,932,110	2,917,759
Total loans held for investment	3,072,781	2,983,297	2,920,792
Allowance for credit losses	(35,738)	(35,496)	(34,798)
Loans, net of allowance for credit losses	3,037,043	2,947,801	2,885,994
Premises and equipment	50,383	48,670	45,667
Cash surrender value of life insurance policies	87,011	86,305	73,673
Goodwill	129,854	129,854	126,730
Intangible assets	27,888	29,464	33,421
Other assets	55,438	59,866	70,274

Total Assets	$4,456,889	$4,394,565	$4,310,252

Noninterest-bearing deposits	$943,943	$912,845	$943,873
Interest-bearing demand deposits	1,356,540	1,428,338	1,322,336
Savings deposits	620,525	624,084	595,981
Certificates of deposit	587,596	598,743	624,209
Brokered deposits	93,228	103,381	106,225
Borrowings	294,850	184,819	198,428
Subordinated debentures	48,646	48,552	48,277
Other liabilities	28,882	23,802	39,162

Total Liabilities	3,974,210	3,924,564	3,878,491

Common stock and paid-in capital, no par value; shares authorized: 30,000,000; shares outstanding: 14,950,472 at June 30, 2026, 14,960,200 at March 31, 2026, and 15,008,864 at June 30, 2025.	396,681	397,498	398,201
Retained earnings	120,135	112,008	82,647
Accumulated other comprehensive income (loss), net	(34,137)	(39,505)	(49,087)
Shareholders' Equity	482,679	470,001	431,761

Total Liabilities and Shareholders’ Equity	$4,456,889	$4,394,565	$4,310,252

Condensed Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
Interest income
Loans, including fees	$46,346	$45,642	$46,533	$91,988	$79,174
Securities:
Taxable	5,633	5,492	5,264	11,125	9,994
Tax exempt	1,430	1,451	1,393	2,881	2,802
Other	532	690	735	1,222	1,914
Total interest income	53,941	53,275	53,925	107,216	93,884

Interest expense
Deposits	14,341	13,745	14,840	28,086	25,556
Advances from Federal Home Loan Bank	2,102	2,182	1,659	4,284	3,711
Other	801	706	1,104	1,507	1,984
Total interest expense	17,244	16,633	17,603	33,877	31,251

Net interest income	36,697	36,642	36,322	73,339	62,633
Provision for credit losses on loans	550	-	650	550	13,813
Provision for (reversal of) credit losses on unfunded commitments	-	-	-	-	-
Net Provision for credit losses expense	550	-	650	550	13,813
Net interest income after provision	36,147	36,642	35,672	72,789	48,820

Noninterest income
Customer service charges	1,745	1,656	1,401	3,401	2,582
Interchange income	2,139	1,892	2,083	4,031	3,592
Insurance and investment commissions	720	551	540	1,271	835
Gains on sales of loans	466	408	355	874	799
Net gains (losses) on sales of securities	(1,933)	(203)	-	(2,136)	-
Net gains (losses) on sales and write downs of other assets	97	9	3	106	13
Earnings on life insurance policies	706	584	844	1,290	1,233
Trust income	671	692	596	1,363	1,102
Change in market value of equity securities	59	26	239	85	346
Other	269	200	442	469	923
Total noninterest income	4,939	5,815	6,503	10,754	11,425

Noninterest expense
Salaries and benefits	14,463	14,062	13,731	28,525	24,051
Occupancy and equipment	2,433	2,591	2,432	5,024	4,151
Data processing	2,450	2,290	2,439	4,740	4,438
Communication	531	555	561	1,086	941
Professional fees	1,018	982	947	2,000	1,644
Supplies and postage	294	335	305	629	549
Advertising and promotional	279	264	260	543	516
Intangible amortization	1,577	1,685	1,732	3,262	2,412
FDIC insurance	543	570	550	1,113	1,005
Merger related expenses	-	-	166	-	17,369
Other	2,463	2,442	2,383	4,905	4,095
Total noninterest expense	26,051	25,776	25,506	51,827	61,171

Income (loss) before income tax	15,035	16,681	16,669	31,716	(926)
Income tax expense (benefit)	2,572	2,977	3,135	5,549	(554)

Net income (loss)	$12,463	$13,704	$13,534	$26,167	$(372)

Basic earnings (loss) per share	$0.83	$0.91	$0.90	$1.75	$(0.03)
Diluted earnings (loss) per share	$0.83	$0.91	$0.90	$1.74	$(0.03)
Dividends declared per share	$0.29	$0.29	$0.28	$0.58	$0.56

Table 1 - Average Balances and tax-Equivalent Interest Rates (Unaudited)

	Three Months Ended June 30, 2026			Three Months Ended March 31, 2026			Three Months Ended June 30, 2025

(Dollars in thousands)	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans (1)(3)(4)(5)	$2,998,144	$46,364	6.20%	$2,979,652	$45,661	6.21%	$2,936,168	$46,551	6.36%
Taxable securities (2)	774,014	5,633	2.92	755,718	5,492	2.95	695,546	5,264	3.04
Nontaxable securities (1)	275,477	1,810	2.64	281,295	1,837	2.65	289,061	1,764	2.45
Other	56,036	532	3.81	74,803	690	3.74	63,416	735	4.65
Interest-earning assets	4,103,671	54,339	5.31	4,091,468	53,680	5.32	3,984,191	54,314	5.47
Noninterest-earning assets	311,894			313,152			314,322
Total assets	$4,415,565			$4,404,620			$4,298,513

Liabilities and Shareholders' Equity:
Interest-bearing demand deposits	$1,363,149	$6,562	1.93%	$1,404,153	$6,282	1.81%	$1,332,318	$6,163	1.86%
Savings deposits	620,744	1,516	0.98	613,837	1,379	0.91	595,362	1,003	0.68
Certificates of deposit	584,423	4,922	3.38	598,616	5,099	3.45	646,247	6,353	3.94
Brokered deposit	135,700	1,341	3.96	100,175	985	3.99	120,720	1,321	4.39
Borrowings	231,263	2,240	3.89	226,192	2,182	3.91	169,257	1,945	4.61
Subordinated debentures	48,597	663	5.47	48,503	661	5.53	48,971	689	5.65
Other	-	-	0.00	4,871	45	3.75	11,763	129	4.39
Interest-bearing liabilities	2,983,876	17,244	2.32	2,996,347	16,633	2.25	2,924,638	17,603	2.41
Demand deposits	927,628			907,453			915,637
Other noninterest-bearing liabilities	27,385			30,425			30,695
Total liabilities	3,938,889			3,934,225			3,870,970
Shareholders' equity	476,676			470,395			427,543
Total liabilities and shareholders' equity	$4,415,565			$4,404,620			$4,298,513

Net interest income (tax-equivalent basis) (Non-GAAP) (1)		$37,095			$37,047			$36,711

Net interest margin (tax-equivalent basis) (Non-GAAP) (1)			3.63%			3.67%			3.70%

(1)
Adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 21%. The presentation of these measures on a tax-equivalent basis is not in accordance with GAAP, but is customary in the banking industry. These non-GAAP measures ensure comparability with respect to both taxable and tax-exempt loans and securities.
(2)
Taxable securities include dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.
(3)
Loans include both mortgage warehouse advances and loans held for sale.
(4)
Non-accruing loan balances are included in the balances of average loans. Non-accruing loan average balances were $29.4 million, $27.5 million, and $16.8 million in the second quarter of 2026, the first quarter of 2026 and the second quarter of 2025, respectively.
(5)
Interest on loans included net origination fees and interest income due to accretion from purchased loans. Interest income due to accretion from purchased loans was $2.4 million, $2.7 million and $3.5 million in the second quarter of 2026, the first quarter of 2026 and the second quarter of 2025, respectively.

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.
(in thousands except per share data)
Net interest income	$36,697	$36,642	$36,840	$37,597	$36,322
Net provision expense	550	-	800	200	650
Noninterest income	4,939	5,815	6,097	7,144	6,503
Noninterest expense	26,051	25,776	25,349	26,215	25,506
Net income (loss) before federal income tax expense	15,035	16,681	16,788	18,326	16,669
Income tax expense (benefit)	2,572	2,977	2,921	3,645	3,135
Net income (loss)	12,463	13,704	13,867	14,681	13,534
Basic earnings (loss) per share	0.83	0.91	0.92	0.98	0.90
Diluted earnings (loss) per share	0.83	0.91	0.92	0.97	0.90
Book value per share	32.29	31.42	31.02	29.94	28.77
Tangible book value per share (non-GAAP)	21.73	20.77	20.29	19.39	18.10

End of period balances	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.
(in thousands)
Gross loans	$3,076,614	$2,993,273	$3,029,219	$2,916,251	$2,928,431
Loans held for sale (1)	3,833	9,976	7,185	6,323	7,639
Mortgage warehouse advances (2)	53,535	51,187	58,987	2,483	3,033
Core loans (gross loans excluding 1 and 2 above)	3,019,246	2,932,110	2,963,047	2,907,445	2,917,759
Allowance for credit losses	35,738	35,496	35,550	34,754	34,798
Securities available for sale	555,571	573,531	554,420	544,023	479,426
Securities held to maturity	383,345	384,339	385,193	388,517	390,457
Other interest-earning assets	66,577	76,229	74,857	79,677	110,206
Total earning assets (before allowance)	4,082,107	4,027,372	4,043,689	3,928,468	3,908,520
Total assets	4,456,889	4,394,565	4,410,551	4,296,902	4,310,252
Noninterest-bearing deposits	943,943	912,845	907,007	903,925	943,873
Interest-bearing demand deposits	1,356,540	1,428,338	1,364,887	1,395,724	1,322,336
Savings deposits	620,525	624,084	607,045	588,798	595,981
Certificates of deposit	587,596	598,743	616,180	605,912	624,209
Brokered deposits	93,228	103,381	104,906	72,672	106,225
Total deposits	3,601,832	3,667,391	3,600,025	3,567,031	3,592,624
Deposits excluding brokered	3,508,604	3,564,010	3,495,119	3,494,359	3,486,399
Total subordinated debt	48,646	48,552	48,460	48,368	48,277
Total borrowed funds	294,850	184,819	264,788	197,752	198,428
Other interest-bearing liabilities	-	1	7,689	7,695	8,529
Total interest-bearing liabilities	3,001,385	2,987,918	3,013,955	2,916,921	2,903,985
Shareholders' equity	482,679	470,001	465,353	449,615	431,761

Average Balances	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.
(in thousands)
Loans	$2,998,144	$2,979,652	$2,961,133	$2,927,878	$2,936,168
Securities	1,049,491	1,037,013	1,036,038	990,319	984,607
Other interest-earning assets	56,036	74,803	69,056	79,365	63,416
Total earning assets (before allowance)	4,103,671	4,091,468	4,066,227	3,997,562	3,984,191
Total assets	4,415,565	4,404,620	4,375,527	4,308,289	4,298,513
Noninterest-bearing deposits	927,628	907,453	925,414	930,346	915,637
Interest-bearing deposits	2,568,316	2,616,606	2,552,997	2,583,166	2,573,927
Brokered deposits	135,700	100,175	100,133	91,735	120,720
Total deposits	3,631,644	3,624,234	3,578,544	3,605,247	3,610,284
Total subordinated debt	48,597	48,503	48,411	48,663	48,971
Total borrowed funds	231,263	226,192	255,978	179,122	169,257
Other interest-bearing liabilities	-	4,871	6,311	8,550	11,763
Total interest-bearing liabilities	2,983,876	2,996,347	2,963,830	2,911,236	2,924,638
Shareholders' equity	476,676	470,395	459,423	438,449	427,543

Loan Breakout (in thousands)	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.
Agricultural	$49,672	$47,840	$56,218	$51,183	$47,273
Commercial and Industrial	411,187	369,425	352,556	352,876	351,367
Commercial Real Estate	1,730,214	1,745,410	1,780,396	1,728,774	1,743,541
Consumer	26,121	23,180	26,701	27,328	29,741
Construction Real Estate	25,230	20,897	19,139	18,440	21,508
Residential Real Estate	776,822	725,358	728,037	728,844	724,329
Mortgage Warehouse Advances	53,535	51,187	58,987	2,483	3,033
Gross Loans (excluding held for sale)	$3,072,781	$2,983,297	$3,022,034	$2,909,928	$2,920,792

Allowance for credit losses	35,738	35,496	35,550	34,754	34,798

Net loans	$3,037,043	$2,947,801	$2,986,484	$2,875,174	$2,885,994

Performance Ratios	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.

Annualized return on average assets	1.13%	1.24%	1.27%	1.36%	1.26%
Annualized return on average equity	10.46%	11.65%	12.07%	13.39%	12.66%
Annualized return on average tangible common equity (non-GAAP)	14.10%	15.95%	16.66%	19.08%	18.26%
Net interest margin (GAAP)	3.59%	3.63%	3.59%	3.73%	3.66%
Net interest margin (fully tax-equivalent) (non-GAAP)	3.63%	3.67%	3.63%	3.77%	3.70%
Efficiency ratio	55.86%	55.99%	54.12%	54.76%	55.32%
Annualized cost of funds	1.77%	1.73%	1.79%	1.77%	1.84%
Annualized cost of deposits	1.58%	1.54%	1.57%	1.57%	1.65%
Cost of interest bearing liabilities	2.32%	2.25%	2.35%	2.33%	2.41%
Shareholders' equity to total assets	10.83%	10.70%	10.55%	10.46%	10.02%
Tangible common equity to tangible assets (non-GAAP)	7.56%	7.34%	7.16%	7.04%	6.54%
Annualized noninterest expense to average assets	2.36%	2.34%	2.32%	2.43%	2.37%
Loan to deposit	85.42%	81.62%	84.14%	81.76%	81.51%
Full-time equivalent employees	577	561	569	573	571

Capital Ratios ChoiceOne Financial Services Inc.	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.

Total capital (to risk weighted assets)	13.3%	13.2%	12.7%	13.0%	12.4%
Common equity Tier 1 capital (to risk weighted assets)	10.7%	10.6%	10.2%	10.3%	9.8%
Tier 1 capital (to risk weighted assets)	11.2%	11.1%	10.7%	10.9%	10.4%
Tier 1 capital (to average assets)	8.8%	8.6%	8.5%	8.5%	8.2%
Tier 1 capital (to total assets)	8.4%	8.3%	8.1%	8.2%	7.9%
Commercial Real Estate Loans (non-owner occupied) as a percentage of total capital	249.9%	262.9%	279.0%	275.2%	288.2%

Capital Ratios ChoiceOne Bank	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.

Total capital (to risk weighted assets)	12.9%	12.9%	12.5%	12.8%	12.4%
Common equity Tier 1 capital (to risk weighted assets)	11.8%	11.8%	11.4%	11.7%	11.3%
Tier 1 capital (to risk weighted assets)	11.8%	11.8%	11.4%	11.7%	11.3%
Tier 1 capital (to average assets)	9.3%	9.2%	9.1%	9.1%	8.9%
Tier 1 capital (to total assets)	8.9%	8.9%	8.7%	8.8%	8.6%
Commercial Real Estate Loans (non-owner occupied) as a percentage of total capital	256.9%	268.9%	284.4%	280.0%	290.6%

Asset Quality	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.
(in thousands)
Net loan charge-offs (recoveries)	$309	$53	$305	$244	$418
Annualized net loan charge-offs (recoveries) to average loans	0.04%	0.01%	0.04%	0.03%	0.06%
Allowance for credit losses	$35,738	$35,496	$35,550	$34,754	$34,798
Unfunded commitment liability	$1,347	$1,347	$1,347	$1,647	$1,647
Allowance to loans (excludes held for sale)	1.16%	1.19%	1.18%	1.19%	1.19%
Total funds reserved to pay for loans (includes liability for unfunded commitments and excludes held for sale)	1.21%	1.23%	1.22%	1.25%	1.25%
Non-Accruing loans	$30,904	$27,892	$27,058	$17,365	$16,854
Nonperforming loans (includes OREO)	$32,773	$30,177	$29,582	$19,940	$19,296
Nonperforming loans to total loans (excludes held for sale)	1.07%	1.01%	0.98%	0.69%	0.66%
Non-Accrual classified as PCD	$15,102	$18,210	$19,007	$11,393	$12,017
Nonperforming loans to total loans (excludes held for sale) attributed to PCD	0.49%	0.61%	0.63%	0.39%	0.41%
Nonperforming assets to total assets	0.74%	0.69%	0.67%	0.46%	0.45%

Non-GAAP Reconciliation

(Unaudited)

NON-GAAP Reconciliation	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.
Net interest income (tax-equivalent basis) (Non-GAAP)	$37,095	$37,047	$37,232	$37,994	$36,711
Net interest margin (fully tax-equivalent)	3.63%	3.67%	3.63%	3.77%	3.70%

Reconciliation to Reported Net Interest Income

Net interest income (tax-equivalent basis) (Non-GAAP)	$37,095	$37,047	$37,232	$37,994	$36,711

Adjustment for taxable equivalent interest	(398)	(405)	(392)	(397)	(389)

Net interest income (GAAP)	$36,697	$36,642	$36,840	$37,597	$36,322
Net interest margin (GAAP)	3.59%	3.63%	3.59%	3.73%	3.66%

(dollars in thousands)	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.
Total assets	$4,456,889	$4,394,565	$4,410,551	$4,296,902	$4,310,252
Less: goodwill	129,854	129,854	129,854	126,730	126,730
Less: intangible assets	27,888	29,464	31,149	31,694	33,421
Tangible assets	$4,299,147	$4,235,247	$4,249,548	$4,138,478	$4,150,101

Total equity	$482,679	$470,001	$465,353	$449,615	$431,761
Less: goodwill	129,854	129,854	129,854	126,730	126,730
Less: intangible assets	27,888	29,464	31,149	31,694	33,421
Tangible common equity	$324,937	$310,683	$304,350	$291,191	$271,610
Tangible common equity to tangible assets	7.56%	7.34%	7.16%	7.04%	6.54%

(dollars in thousands)	2026 2nd Qtr.	2026 1st Qtr.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.
Net income	$12,463	$13,704	$13,867	$14,681	$13,534
Less: intangible amortization (tax affected at 21%)	1,246	1,331	1,330	1,365	1,369
Adjusted net income	$11,217	$12,373	$12,537	$13,316	$12,165

Average shareholders' equity	$476,676	$470,395	$459,423	$438,449	$427,543
Less: average goodwill	129,854	129,854	127,308	126,730	126,730
Less: average intangible assets	28,696	30,319	31,092	32,599	34,356
Average tangible common equity	$318,126	$310,222	$301,023	$279,120	$266,457

Return on average tangible common equity	14.10%	15.95%	16.66%	19.08%	18.26%